UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$13,124,200.00	100%	$13,124,200.00	$1,504.03(1)

(1)	The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. $38,261.06 of the registration fees paid in respect of the securities covered by the registration statement of which the pricing supplement is a part remains unused. $1,504.03 of that amount is being offset against the registration fee for this offering and $36,757.03 remains available for future registration fees.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-178202

The notes will have the terms specified in this pricing supplement/term sheet and in the documents indicated below under “Additional Terms.” Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this pricing supplement/term sheet and beginning on page P-11 of product supplement STEPS-2. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as a principal in selling notes to investors.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement/term sheet or the Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.000	$13,124,200.00
Underwriting discount	$0.175	$229,673.50
Proceeds, before expenses, to SEK	$9.825	$12,894,526.50

Merrill Lynch & Co.

January 12, 2012

1,312,420 Units

STEP Income Securities®

Linked to the common stock of Oracle Corporation

due January 29, 2013

$10 principal offering amount per unit

Pricing Supplement/Term Sheet No. 13

Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation)

Pricing Date January 12, 2012

Settlement Date January 20, 2012

Maturity Date January 29, 2013

CUSIP No. 01019A393

STEP Income Securities®

The notes have a maturity of approximately one year and one week

Interest payable quarterly at the rate of 9.50% per year

Potential Step Payment of 3.56% at maturity per unit if the closing price of the common stock of Oracle Corporation (the “Underlying Stock”) on the Valuation Date is greater than or equal to the Step Level, which will be 109.50% of the Starting Value

1-for-1 downside exposure to any decrease in the price of the Underlying Stock with no downside limit

Payments on the notes, including the payment of the Redemption Amount at maturity, are subject to the credit risk of SEK

No listing on any securities exchange, Enhanced Income

STEP Income Securities® Linked to the common stock of Oracle Corporation, due January 29, 2013

Summary

The STEP Income Securities® Linked to the common stock of Oracle Corporation, due January 29, 2013 (the “notes”), are the senior unsecured debt securities of Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation). The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation (the “FDIC”) or secured by collateral. The notes will rank equally with all of SEK’s other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of SEK.

The notes provide quarterly interest payments and, if the Ending Value of the Underlying Stock (as defined below) on the Valuation Date is at or above the Step Level, an additional payment per unit at maturity (the “Step Payment”). If the Ending Value of the Underlying Stock on the Valuation Date is less than the Step Level, the amount you will receive on the maturity date (the “Redemption Amount”) will not be greater than the Original Offering Price per unit. If the Ending Value of the Underlying Stock is less than the Starting Value, the Redemption Amount will be based on the percentage decrease in the price of the Underlying Stock from the Starting Value to the Ending Value. Investors must be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the notes. Investors also must be willing to accept that no Step Payment will be payable on the maturity date if the Ending Value of the Underlying Stock is below the Step Level and be willing to lose all or a portion of their principal if the Ending Value is below the Starting Value and Threshold Value.

Capitalized terms used but not defined in this pricing supplement/term sheet have the meanings set forth in product supplement STEPS-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation),” “SEK”, “we”, “us”, and “our” are to Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation).

Terms of the Notes

Issuer:	Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation)
Original Offering Price:	$10 per unit
Term:	Approximately one year and one week
Underlying Stock:	Common stock of Oracle Corporation (the “Underlying Company”) (NASDAQ symbol: “ORCL”)
Starting Value:	27.00 (the Volume Weighted Average Price of the Underlying Stock on January 12, 2012 (rounded to two decimal places)
Volume Weighted Average Price:

Absent a determination of manifest error, the volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:05 p.m. on all U.S. exchanges

Ending Value:	The Closing Market Price of the Underlying Stock on the Valuation Date, multiplied by the Price Multiplier
Valuation Date:

January 22, 2013, subject to postponement as described on page P-25 of product supplement STEPS-2 if it is determined that the scheduled Valuation Date is not a trading day or if a Market Disruption Event occurs on the scheduled Valuation Date.

Interest:

The notes will bear interest at the rate of 9.50% of the Original Offering Price per year per unit. We will pay interest on the notes quarterly in cash in arrears on April 29, 2012; July 29, 2012; October 29, 2012 and the Maturity Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Step Payment:

If the Ending Value of the Underlying Stock is greater than or equal to the Step Level, you will receive an additional payment at maturity equal to 3.56% of the Original Offering Price per unit (or $0.356 per unit).

Step Level:	29.57 (109.50% of the Starting Value, rounded to two decimal places)
Threshold Value:	27.00 (100% of the Starting Value). Accordingly, you will lose all or a portion of your investment if the Ending Value is less than the Starting Value.
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described beginning on page P-30 of product supplement STEPS-2.
Calculation Agent:	MLPF&S
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.175 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-6.

Redemption Amount Determination

In addition to interest payable, on the maturity date, you

will receive the Redemption Amount, a payment per unit

calculated as follows:

STEP Income Securities®	TS-2

STEP Income Securities® Linked to the common stock of Oracle Corporation, due January 29, 2013

Hypothetical Payments at Maturity

Set forth below are three hypothetical examples of payment calculations related to the notes. These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Threshold Value, Ending Value and the term of your investment. These examples are based on:

1)	a Starting Value of 100.00;

2)	a Threshold Value of 100.00 (equal to 100.00% of the Starting Value, rounded to two decimal places);

3)	a Step Level of 109.50 (equal to 109.50% of the Starting Value, rounded to two decimal places);

4)	a Step Payment equal to 3.56% of the Original Offering Price per unit if the Ending Value is greater than or equal to the Step Level;

5)	a term of the notes from January 20, 2012 to January 29, 2013; and

6)	interest payable quarterly in arrears at the rate of 9.50% of the Original Offering Price per unit per annum.

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent the actual Starting Value for the Underlying Stock, which is 27.00. For recent actual prices of the Underlying Stock, see the section “The Underlying Stock,” beginning on page TS-8.

Example 1

The Ending Value is 115.00 (115% of the Starting Value)

The Ending Value of the Underlying Stock is greater than the Step Level. Consequently, in addition to the quarterly interest payments, you will receive on the maturity date the principal amount of your notes plus the 3.56% Step Payment. The Redemption Amount per unit on the maturity date will therefore be equal to $10.356 ($10.00 plus the Step Payment of $0.356 per unit).

Example 2

The Ending Value is 105.00 (105% of the Starting Value)

The Ending Value of the Underlying Stock is greater than the Threshold Value and Starting Value, but below the Step Level. Consequently, you will receive the quarterly interest payments, but you will not receive the Step Payment on the maturity date. The Redemption Amount per unit on the maturity date will therefore be equal to $10.000.

Example 3

The Ending Value is 80.00 (80% of the Starting Value)

The Ending Value of the Underlying Stock is less than the Starting Value and the Threshold Value. Consequently, you will receive only the quarterly interest payments. You will not receive the Step Payment on the maturity date, and you will participate on a 1-for-1 basis in the decrease of the Underlying Stock. The Redemption Amount per unit (rounded to two decimal places) will equal:

$10 –	[	$10 ×	(100.00 – 80.00)	× 100%	]	= $8.00
100.00

On the maturity date, you will receive the Redemption Amount per unit of $8.000.

STEP Income Securities®	TS-3

STEP Income Securities® Linked to the common stock of Oracle Corporation, due January 29, 2013

Summary of the Hypothetical Examples	Example 1	Example 2	Example 3

	The Ending Value is greater than or equal to the Step Level	The Ending Value is less than the Step Level but greater than or equal to the Starting Value and Threshold Value	The Ending Value is less than the Starting Value and the Threshold Value

Starting Value	100.00	100.00	100.00

Ending Value	115.00	105.00	80.00

Step Level	109.50	109.50	109.50

Threshold Value	100.00	100.00	100.00

Interest Rate (per annum)	9.50%	9.50%	9.50%

Step Payment	3.56%	0.00%	0.00%

Redemption Amount per Unit	$10.356	$10.000	$8.000

Total Return of the Underlying Stock(1)	15.91%	5.91%	-19.09%

Total Return on the Notes(2)	13.30%	9.74%	-10.26%

(1)	The total return of the Underlying Stock assumes:

(a)	a percentage change in the price of the Underlying Stock that equals the percentage change in the price of the Underlying Stock from the Starting Value to the Ending Value;

(b)	a constant dividend yield of 0.890% per annum, the dividend yield as reported by Bloomberg L.P.; and

(c)	no transaction fees or expenses.

(2)	The total return on the notes includes interest paid on the notes and assumes a term of the notes from January 20, 2012 to January 29, 2013, the term of the notes.

STEP Income Securities®	TS-4

STEP Income Securities® Linked to the common stock of Oracle Corporation, due January 29, 2013

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page P-11 of product supplement STEPS-2 and the “Risks Associated with Foreign Currency Notes and Indexed Notes” section beginning on page S-4 of the MTN prospectus supplement identified below under “Additional Terms” as well as the explanation of certain risks related to SEK contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2010, which was filed with the SEC on March 28, 2011 and is incorporated by reference herein. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Your investment will result in a loss if the Ending Value is less than the Threshold Value; there is no guaranteed return of principal.

▪	You will not receive a Step Payment at maturity unless the Ending Value is greater than or equal to the Step Level on the Valuation Date.

▪	Your return, if any, is limited to the return represented by the periodic interest payments over the term of the notes and the Step Payment, if any.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, may be less than a comparable investment directly in the Underlying Stock.

▪	You must rely on your own evaluation of the merits of an investment linked to the Underlying Stock.

▪	The notes will be obligations of SEK. No other company or entity will be responsible for payments under the notes.

▪

In seeking to provide you with what we believe to be competitive terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the Notes described on page TS-6. The price at which you may sell the notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for your notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	The Redemption Amount will not be affected by all developments relating to the Underlying Stock.

▪

The Underlying Company will have no obligations relating to the notes, and neither we nor the selling agent will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

▪	You will not have the rights of a holder of the Underlying Stock, and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions by the Underlying Company.

▪

Although we, MLPF&S and our respective affiliates may hold securities of the Underlying Company from time to time, we, MLPF&S and our respective affiliates do not control the Underlying Company, and are not responsible for any disclosure made by the Underlying Company.

▪

If you attempt to sell notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	Purchases and sales by us, MLPF&S and our respective affiliates of the Underlying Stock may affect your return.

▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.

▪	Our hedging activities, and those of MLPF&S, may affect your return on the notes and their market value.

▪	Our business activities and those of MLPF&S relating to the Underlying Company may create conflicts of interest with you.

▪	The calculation agent will have the authority to make determinations that could affect the value of your notes.

▪

The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock. See “Description of the Notes — Anti-Dilution Adjustments for Notes Linked to Underlying Stocks” beginning on page P-30 of product supplement STEPS-2.

▪

The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “Material U.S. Federal Income Tax Considerations” beginning on page P-44 of product supplement STEPS-2.

In addition to these risk factors, it is important to bear in mind that the notes are senior debt securities of SEK and are not guaranteed or insured by the FDIC or secured by collateral, nor are they obligations of, or guaranteed by, the Kingdom of Sweden. The notes will rank equally with all of SEK’s unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of SEK.

STEP Income Securities®	TS-5

STEP Income Securities® Linked to the common stock of Oracle Corporation, due January 29, 2013

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the closing price of the Underlying Stock on the Valuation Date will be greater than or equal to the Step Level.

▪	You seek interest payments on your investment.

▪	You are willing to accept that the maximum return on the notes is limited to the sum of the quarterly interest payments and the Step Payment, if any.

▪	You accept that your investment will result in a loss, which could be significant, if the closing price of the Underlying Stock decreases from the Starting Value to the Ending Value.

▪	You seek exposure to the Underlying Stock with no expectation of dividends or other benefits of owning shares of the Underlying Stock.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including the actual and perceived creditworthiness of SEK.

▪	You are willing to make an investment, the payments on which depend on the creditworthiness of SEK, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪

You anticipate that the price of the Underlying Stock will decrease from the Starting Value to the Ending Value, or that the price of the Underlying Stock will increase from the Starting Value to the Ending Value, but will not reach the Step Level.

▪	You anticipate that the price of the Underlying Stock will increase substantially from the Starting Value to the Ending Value and do not want a payment at maturity that is limited to the Step Payment.

▪	You seek principal protection or preservation of capital.

▪	In addition to interest payments, you seek an additional guaranteed return at a premium above the principal amount of the notes.

▪	You seek to receive dividends or other distributions paid on the Underlying Stock.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with SEK, as the issuer of the notes.

Supplement to the Plan of Distribution and Role of MLPF&S

We will deliver the notes against payment therefor in New York, New York on a date that is in excess of three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S will purchase the Notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic term of the notes. Actual profits or losses from these hedging transactions may be more or less than this amount. For further information regarding these charges, our trading and hedging activities and other conflicts of interest, see “Risk Factors,” beginning on page S-5 and “Use of Proceeds” on page S-22 in Product Supplement STEPS-2.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these transactions; however it is not obligated to engage in any such transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with the initial offering of the notes. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding the issuer or for any purpose other than that described in the immediately preceding sentence.

Validity of the Notes

In the opinion of Cleary Gottlieb Steen & Hamilton LLP, when the notes offered by this term sheet have been executed and issued by SEK and authenticated by the Trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be legal, valid and binding obligations of SEK, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

This opinion is given as of the date of this term sheet and is limited to matters governed by the federal laws of the United States of America and the laws of the State of New York. With respect to matters governed by the law of Sweden, including the valid existence of SEK, its corporate power to issue the notes and its due authorization of all necessary action in connection with such issuance and its performance of related obligations including execution and delivery, we have relied on the opinion dated November 28, 2011 of Advokatfirma Vinge KB, Swedish counsel

STEP Income Securities®	TS-6

STEP Income Securities® Linked to the common stock of Oracle Corporation, due January 29, 2013 to SEK, which has been filed as exhibit number 5(a) to SEK’s Registration Statement on Form F-3 dated November 28, 2011. In addition, this opinion is subject to customary assumptions as to legal capacity, genuineness of signatures and authenticity of documents and our reliance on SEK and other sources as to certain factual matters, as stated in the opinion dated November 28, 2011, which has been filed as exhibit number 5(b) to SEK’s Registration Statement on Form F-3 dated November 28, 2011. This opinion is also subject to the discussion, as stated in such letter, of the enforcement of notes denominated in a currency other than U.S. dollars. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.”

STEP Income Securities®	TS-7

STEP Income Securities® Linked to the common stock of Oracle Corporation, due January 29, 2013

The Underlying Stock

We have derived the following information from publicly available documents published by the Underlying Company. The Underlying Company supplies software for enterprise information management. The Underlying Company offers databases and relational servers, application development and decision support tools, and enterprise business applications. The Underlying Company’s software runs on network computers, personal digital assistants, set-top devises, PCs, workstations, minicomputers, mainframes, and massively parallel computers.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the SEC’s facilities or through the SEC’s web site by reference to SEC CIK number 1341439. We make no representation or warranty as to the accuracy or completeness of the Underlying Company’s information or reports.

Although we and our affiliates may hold securities of the Underlying Company from time to time, we do not control the Underlying Company. The Underlying Company will have no obligations with respect to the notes. This pricing supplement/term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this pricing supplement/term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes.

The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock. Neither we nor any of our affiliates make any representation to you as to the performance of the Underlying Stock.

The Underlying Stock trades on the NASDAQ Global Select Market, Inc. (the “NASDAQ”) under the symbol “ORCL”.

Historical Data

The following table sets forth the high and low closing prices of the shares of the Underlying Stock from the first quarter of 2006 through January 12, 2012. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of shares of the Underlying Stock should not be taken as an indication of its future performance, and we cannot assure you that the price per share of the Underlying Stock will not decrease to a price per share that is less than the Threshold Value. In addition, we cannot assure you that the price per share of the Underlying Stock will increase so that you will receive the Step Payment on the maturity date.

		High ($)	Low ($)
2006	First Quarter	13.99	12.20
	Second Quarter	14.93	13.18
	Third Quarter	18.23	14.10
	Fourth Quarter	19.66	17.10

2007	First Quarter	18.49	16.29
	Second Quarter	19.88	18.14
	Third Quarter	21.99	19.11
	Fourth Quarter	23.04	19.36

2008	First Quarter	23.07	18.44
	Second Quarter	23.18	19.84
	Third Quarter	23.52	18.10
	Fourth Quarter	19.86	15.40

2009	First Quarter	18.68	13.85
	Second Quarter	21.63	18.07
	Third Quarter	22.86	20.18
	Fourth Quarter	25.01	20.34

2010	First Quarter	26.04	23.06
	Second Quarter	26.51	21.46
	Third Quarter	27.50	21.55
	Fourth Quarter	31.76	26.90

2011	First Quarter	33.69	30.14
	Second Quarter	36.37	30.81
	Third Quarter	34.09	24.78
	Fourth Quarter	33.69	25.52

2012	First Quarter (through January 12, 2012)	27.17	25.92

STEP Income Securities®	TS-8

STEP Income Securities® Linked to the common stock of Oracle Corporation, due January 29, 2013

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single prepaid derivative contract providing for fixed periodic payments and a payment based on the value of the Underlying Stock at maturity under which an amount equal to the purchase price of the notes is treated as a cash deposit to be applied at maturity in full satisfaction of the your payment obligation under the derivative contract.

•

Under this characterization and tax treatment of the notes, we intend to take the position that the stated periodic interest payments constitute taxable ordinary income to you, and, upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity (other than amounts representing accrued stated periodic interest payments), you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.

You should refer to product supplement STEPS-2 related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

Material U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page P-44 of product supplement STEPS-2, which you should carefully review prior to investing in the notes.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for U.S. federal income tax purposes as a single prepaid derivative contract providing for fixed periodic payments and a payment based on the value of the Underlying Stock at maturity under which an amount equal to the purchase price of the notes is treated as a cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the derivative contract. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute a single prepaid derivative contract linked to the Underlying Stock for U.S. federal income tax purposes. If the notes did not constitute a single prepaid derivative contract, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement STEPS-2. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including, as discussed below, possible alternative characterizations. The discussion in this section and in the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page P-44 of product supplement STEPS-2 assume that there is a significant possibility of a significant loss of principal on an investment in the notes.

Stated Periodic Interest Payments. Although the U.S. federal income tax treatment of the stated periodic interest payments on the notes is uncertain, we intend to take the position, and this discussion assumes, that the stated periodic interest payments constitute taxable ordinary income to a U.S. Holder (as defined on page P-44 of product supplement STEPS-2) at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting.

Settlement at Maturity or Sale or Exchange Prior to Maturity. Assuming that the notes are properly characterized and treated as a single prepaid derivative contract linked to the Underlying Stock for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing accrued stated periodic interest payments, which would be taxed as described above under “— Stated Periodic Interest Payments”) and the U.S. Holder’s basis in the notes. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder holds the notes for more than one year. The deductibility of capital losses is subject to limitations.

Regulatory and Legislative Developments Related to Taxation of Prepaid Forward Contracts. On December 7, 2007, the IRS and U.S. Treasury Department issued a notice (the “Notice”) that requested public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, including several different approaches under which U.S. holders of prepaid forward contracts could be required to recognize ordinary income on a current basis, or could be treated as owning directly the assets subject to the prepaid forward contract. Although it is currently uncertain what future guidance will result from the Notice, the Notice leaves open the possibility that such guidance could have retroactive application. In addition, prospective investors are encouraged to consult their own tax advisors about the potential impact of several proposed legislative changes in the taxation of derivatives contracts, and the likelihood that any of the foregoing may take effect.

It is also possible that future regulations or other IRS guidance would require you to accrue income with respect to the notes on a current basis at ordinary rates (as opposed to capital gains rates) in excess of any amounts paid currently or to treat the notes in another manner that significantly differs from the agreed-to treatment discussed above.

Prospective purchasers of the notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the notes. See the discussion under the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page P-44 of product supplement STEPS-2.

STEP Income Securities®	TS-9

STEP Income Securities® Linked to the common stock of Oracle Corporation, due January 29, 2013

Additional Terms

You should read this pricing supplement/term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this pricing supplement/term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

The final terms of the notes will be set forth in a final pricing supplement/term sheet, which will be filed with the SEC as a pricing supplement pursuant to Rule 424 under the Securities Act of 1933 and made available to purchasers of the notes. The documents listed below, together with such final pricing supplement/term sheet, are collectively referred to as the “Note Prospectus.”

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STEPS-2, dated December 29, 2011:

http://www.sec.gov/Archives/edgar/data/352960/000110465911071574/a11-32307_1424b3.htm

▪	Prospectus and prospectus supplement, each dated November 28, 2011:

http://www.sec.gov/Archives/edgar/data/352960/000110465911066385/a11-30399_1f3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 352960.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this Pricing Supplement/Term Sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you these documents or the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Income Market-Linked Investment or guarantee any performance.

Enhanced Income Market-Linked Investments are short- to medium-term market-linked notes that offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

“STEP Income Securities®” and “STEPS®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

STEP Income Securities®	TS-10